Exhibit 10.1

FOURTH amended and restated

EMPLOYMENT AGREEMENT

This Fourth Amended and Restated Employment Agreement ("Agreement"), dated as of January 1, 1998 (the "Effective Date"), previously amended and restated on January 18, 2005, January 1, 2009 and December 29, 2023 and further amended and restated to be effective October 15, 2024, is by and among Prosperity Bancshares, Inc., a Texas corporation (the "Company"), Prosperity Bank (formerly known as First Prosperity Bank), a Texas banking association and wholly owned subsidiary of the Company (the "Bank" and together with the Company, the "Employer"), and David Zalman, an individual residing in El Campo, Wharton County, Texas (the "Employee"). This Agreement amends and restates the Third Amended and Restated Employment Agreement dated as of December 29, 2023 (the "Original Agreement").

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company, upon recommendation of the Compensation Committee of the Board of Directors of the Company, desires to amend the Original Agreement to (i) revise the obligations of Employer in the event of a Change in Control (as defined herein), (ii) update Employee’s Base Salary to reflect Employee’s current salary, and (iii) make certain nonsubstantive wording changes; and

WHEREAS, Section 12 of the Original Agreement provides that it may be amended by a written agreement signed by the parties thereto;

NOW THEREFORE, to assure the Employer of the Employee's continued service, the availability of his full attention and dedication to the Employer currently and in the event of any threatened or pending Change in Control and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Bank and the Employee hereby agree as follows:

1.
Employment. On the terms and subject to the conditions set forth in this Agreement, the Employer hereby employs Employee, and engages the services of the Employee to serve as Senior Chairman and Chief Executive Officer of the Company and Senior Chairman and Chief Executive Officer of the Bank, and Employee hereby accepts employment with the Employer according to the terms set forth in this Agreement.
2.
Duties. Employee is hereby employed and shall work at the location of the Bank or at such other place or places as may be directed by the Bank. The Employee shall have the position (including status, offices, titles and reporting requirements), authority, duties, and responsibilities usually associated with the senior chairman and chief executive officer of a bank having assets similar in nature and value to the assets of the Bank and with the senior chairman and chief executive officer of a bank holding company having assets similar in nature and value to the assets of the Company.
3.
Term. The term of this Agreement shall be as follows:
3.1
Term. The term ("Term") of this Agreement shall commence on the Effective Date and continue for a period of three years.

3.2
Extensions. At the conclusion of each anniversary of the execution date of this Agreement or any extensions thereof, the Term of this Agreement shall automatically be extended for an additional year, unless this Agreement is terminated in accordance with Section 7 hereof.
4.
Compensation and Benefits. The compensation and other benefits payable to Employee under this Agreement shall constitute the full consideration to be paid to Employee for all services to be rendered by Employee to the Bank.
4.1
Base Salary. During the Term, the Bank shall pay Employee a base salary ("Base Salary") of $1,092,865 per annum, commencing on the date of execution of this Agreement. The Employee's Base Salary shall be payable in accordance with the Bank's customary policies, subject to payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Bank for insurance or other employee benefit plans.
4.2
Annual Review. The Employee's Base Salary shall be reviewed annually by the Compensation Committee and may be increased from time to time at the discretion of the Compensation Committee.
4.3
Reimbursement of Expenses. Employee shall be reimbursed for any and all reasonable costs and expenses incurred by Employee in performance of his services and duties as specified in this Agreement or incurred by Employee on behalf of, or in furtherance of the business of, the Employer, including, but not limited to business expenses incurred in connection with travel and entertainment; provided, however, that Employee shall submit to the Bank supporting receipts and information satisfactory to the Bank with respect to such reasonable costs and expenses. The Employee shall also be provided with the use of an automobile of Employee's selection subject to approval by the Compensation Committee, and the Bank will reimburse all operating expenses incurred by Employee for use of such automobile in carrying out Employee's duties for the Employer. Upon termination of this Agreement, Employee shall be entitled to purchase the automobile from the Bank by payment of the NADA trade-in value of such automobile.
4.4
Benefits. During the term of Employee's employment, he shall be entitled (i) to receive health insurance benefits with the same coverages and deductibles as are currently in effect with respect to Employee and his spouse (subject to the availability of such benefits at a reasonable cost), (ii) to participate in the Employer's other benefit plans to such extent as determined by the Compensation Committee and the Board of Directors of the Bank, (iii) to participate in the Employer's other policies, including vacation and sick leave.
4.5
Reimbursements and In-Kind Benefits. Provided Employee timely submits information with respect to reimbursable expenses in accordance with Section 4.3, the Bank shall reimburse Employee for such expenses no later than the last day of the calendar year following the calendar year in which the expense was incurred. To the extent required by Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

5.
Conflicts of Interests; Covenant Not to Compete.
5.1
Employee shall, during the term of this Agreement, devote his time, attention, energies and business efforts to his duties as an employee of the Employer and to the business of the Employer. Employee shall not, during the term of this Agreement, be employed with or otherwise participate in the management or operations of any business that is in competition in any manner whatsoever with the business of the Employer, provided that Employee shall be permitted to manage his personal investments in a reasonable manner that does not interfere with his duties to Employer hereunder.
6.
Confidential Information.
6.1
As used herein, "Confidential Information" means all technical and business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of the Company and the Bank and their respective affiliates which is of a confidential and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee has had access during his employment. Employee shall, both during and after his employment with the Employer, protect and maintain the confidential and/or proprietary character of all Confidential Information. Employee shall not, during or after termination of his employment, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential, except as may be necessary for the performance of his duties under this Agreement.
7.
Termination.
7.1
Termination of Agreement. Except as may otherwise be provided herein, this Agreement may terminate prior to the end of the Term upon the occurrence of:
(a)
Thirty (30) days after written notice of termination is given by either Employer or Employee to the other; or
(b)
Employees's death or, at the Employer's option, upon Employee's becoming Disabled (as defined in Section 8.3 hereof).

Any notice of termination given by Employee to the Employer under Section 7.1(a) above shall specify whether such termination is made with or without Good Reason (as defined in Section 8.5 hereof). Any notice of termination given by the Employer to Employee under Section 7.1(a) above shall specify whether such termination is with or without Cause (as defined in Section 8.4 hereof.

8.
Obligations of the Employer Upon Termination.
8.1
Cause and Other than for Good Reason. If the Employer terminates this Agreement with Cause (as defined in Section 8.4) pursuant to Section 7.1(a) above, or if Employee terminates this Agreement without Good Reason pursuant to Section 7.1(a) hereof, this Agreement shall terminate without further obligations to Employee, other than those obligations owing or accrued to, vested in, or earned by Employee through the date of termination, including, but not limited to:
(i)
to the extent not theretofore paid, Employee's Base Salary at the annual rate in effect at the time of such termination through the date of termination; and
(ii)
in the case of compensation previously deferred by Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Bank, and any accrued vacation pay not yet paid by the Bank; and
(iii)
all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Employer.

Subject to Section 8.7, the aggregate amount of such obligations owing or accrued to, vested in, or earned by Employee through the date of termination shall be paid by the Bank to Employee in cash in one lump sum within thirty (30) days after the date of termination. The Bank shall have the sole discretion to determine when within the thirty (30) day period following the date of termination such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made.

8.2
Good Reason; Other than for Cause. If Employee terminates this Agreement with Good Reason pursuant to Section 7.1(a) hereof, other than during a Change in Control Period which is governed by Section 9.1 hereof, or if the Employer terminates this Agreement without Cause pursuant to Section 7.1(a) hereof, the Bank shall pay to Employee, subject to Section 8.7, cash in one lump sum within thirty (30) days after the date of termination the aggregate of the following amounts:
(i)
to the extent not theretofore paid, Employee's Base Salary at the annual rate in effect at the time of such termination through the date of termination; and
(ii)
to the extent not theretofore paid, any bonus through the date of termination; and
(iii)
in the case of compensation previously deferred by Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Bank, and any accrued vacation pay not yet paid by the Bank; and

(iv)
all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Employer; and
(v)
an amount equal to three (3) times the Employee's Base Salary in effect at the time of such termination, but only if Employee has not received, and is not entitled to receive, a payment under Section 9.1.

The Bank shall have the sole discretion to determine when within the thirty (30) day period following the date of termination such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made.

8.3
Death or Disability.
(a)
If Employee's employment is terminated under Section 7.1(b) hereof by reason of Employee's death, the Bank shall pay to Employee's legal representatives, subject to Section 8.7, within thirty (30) days after the date of Employee's death, cash in one lump sum equal to aggregate of the following amounts:
(i)
to the extent not theretofore paid, Employee's Base Salary at the annual rate in effect at the time of death through the date of death; and
(ii)
in the case of compensation previously deferred by Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Bank, and any accrued vacation pay not yet paid by the Bank; and
(iii)
all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of death under the then existing or applicable plans, programs, arrangements, and policies of the Employer; and
(iv)
an amount equal to three (3) times the Employee's Base Salary in effect at the time of death, but only if Employee has not received, and is not entitled to receive, a payment under Section 9.1.

The Bank shall have the sole discretion to determine when within the thirty (30) day period following the date of death such payment shall be made, and neither Employee nor Employee's legal representative or beneficiary shall have any right to designate the taxable year in which such payment shall be made. Anything in this Agreement to the contrary notwithstanding, the Employee's legal representatives or beneficiaries shall be entitled to receive benefits provided under the then existing or applicable plans, programs, or arrangements and policies of the Employer relating to death.

(b)
If Employee's employment is terminated under Section 7.1(b) hereof by reason of Employee's Disability, the Bank shall pay to Employee, subject to Section 8.7, within thirty (30) days after the date of termination by reason of Employee's Disability, cash in one lump sum equal to the aggregate of the following amounts:

(i)
to the extent not theretofore paid, Employee's Base Salary at the annual rate in effect at the time of such termination through the date of such termination; and
(ii)
in the case of compensation previously deferred by Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Bank, and any accrued vacation pay not yet paid by the Bank; and
(iii)
all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Employer; and
(iv)
an amount equal to three (3) times the Employee's Base Salary in effect at the time of Disability, but only if Employee has not received, and is not entitled to receive, a payment under Section 9.1.

The Bank shall have the sole discretion to determine when within the thirty (30) day period following the date of termination such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made. Anything in this Agreement to the contrary notwithstanding, the Employee or the Employee's legal representatives or beneficiaries shall be entitled to receive benefits provided under the then existing or applicable plans, programs, or arrangements and policies of the Employer relating to Disability. As used herein, the term "Disability" shall mean total disability as determined pursuant to the Bank's long term disability plan or, if no such plan shall be in effect, by the Compensation Committee and the Board of Directors of the Bank in accordance with their reasonable business judgment and the normal personnel practices of the Employer.

8.4
Cause. As used in this Agreement, the term "Cause" means (i) willful misconduct by Employee, (ii) the gross neglect by Employee of his duties as an employee, officer or director of the Employer which continues for more than thirty (30) days after written notice from the Employer to Employee specifically identifying the gross negligence of Employee and directing Employee to discontinue same, (iii) the commission by Employee of an act, other than an act taken in good faith within the course and scope of Employee's employment, which is directly detrimental to the Employer and which act exposes the Employer to material liability, (iv) the Employee having been indicted for or convicted of any felony or other crime involving moral turpitude, or (v) current illegal use of narcotics, illegal drugs or controlled substances by Employee, or the current use of alcohol by the Employee to an extent which materially impairs the performance of Employee's duties.
8.5
Good Reason. As used in this Agreement, the term "Good Reason" means a determination by Employee that any one or more of the following events has occurred:
(a)
the assignment by the Employer to Employee of duties that are inconsistent with the position of Senior Chairman and Chief Executive Officer of the Bank or Senior Chairman and Chief Executive Officer of the Company at the time of such assignment, or the removal by the Employer from Employee of those duties usually appertaining to the position of Senior Chairman and Chief Executive Officer of the Bank or Senior Chairman and Chief Executive Officer of the Company at the time of such removal; or
(b)
a change by the Employer, without Employee's prior written consent, in Employee's responsibilities to the Employer as such responsibilities existed at the time of the occurrence of such change (or as such responsibilities may thereafter exist from time to time as a result of changes in such responsibilities made with Employee's prior written consent); or
(c)
the failure of the Employer to continue to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with the position of Senior Chairman and Chief Executive Officer of the Bank or Senior Chairman and Chief Executive Officer of the Company and Employee's responsibilities to and position with the Employer at the time of the occurrence of such failure and not materially dissimilar to the office space, related facilities and support personnel provided to other key executive officers of the Employer; or
(d)
a reduction by the Employer in the amount of Employee's Base Salary specified in Section 4.1(a) (or as subsequently increased) and as in effect at the time of the occurrence of such reduction, or a failure of the Bank to pay such Base Salary to the Employee at the time and in the manner specified in Section 4.1(a) of this Agreement; or
(e)
the relocation, without Employee's prior written consent, of the Employee's principal executive office to a location outside the county in which such office is located at the time of the occurrence of such relocation; or
(f)
the failure of the Employer to obtain the assumption by any successor to the Company or the Bank of the obligations imposed upon the Company and the Bank under this Agreement, as required by Section 15 of this Agreement; or
(g)
the Employer notifies Employee of the Employer's intention not to observe or perform one or more of the obligations of the Employer under this Agreement; or
(h)
the Employer breaches any provision of this Agreement.
8.6
Limitation of Payments. Notwithstanding anything in this Agreement to the contrary, if Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code) and the payments provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or the Bank, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), and Employee is not subject to any agreement providing for "gross-up" payments to Employee of such amounts as may be necessary to pay any applicable excise tax under Section 4999 of the Code and any applicable income tax relating thereto, the total amount of all such payments that constitute "parachute payments" shall be reduced to an amount that is one dollar ($1.00) less than three (3) times Employee's "base amount" (as defined in Section 280G(b)(3) of the Code) so that no portion of such payments to Employee shall be subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall occur only if such reduction will result in a greater net after-tax payment to Employee than would the payment of all such amounts without reduction (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).
8.7
Section 409A. A payment of any amount or benefit that is (i) subject to Section 409A, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a "separation from service" within the meaning of Section 409A and the regulations promulgated thereunder and, for purposes of any such provision of the Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service" within the meaning of Section 409A. Notwithstanding the foregoing, for purposes of determining the amount to be paid to Employee, the date of termination of employment shall be used to determine such amount, regardless of whether such termination is a "separation from service" within the meaning of Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee's "separation from service" Employee is a "specified employee" (as defined under Section 409A), then to the extent that any amount to which Employee is entitled in connection with his separation from service is subject to Section 409A, payments of such amounts to which Employee would otherwise be entitled during the six (6) month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Employee's death. This paragraph shall apply only to the extent required to avoid Employee's incurrence of any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder.

Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration or deferral of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of the Employer, such payments shall be made no earlier or later than at such times allowed under Section 409A or the terms of such plan, program, arrangement or policy.

If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision; provided that the Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

9.
Change in Control.
9.1
Termination During Change in Control Period. If Employee terminates this Agreement with Good Reason pursuant to Section 7.1(a) hereof, or if the Employer terminates this Agreement without Cause (other than on account of the Employee's death or Disability) pursuant to Section 7.1(a) hereof, in each case during the period that begins six (6) months before a Change in Control, defined below, and ends eighteen (18) months following such Change in Control (the “Change in Control Period”), the Bank shall pay to Employee, in lieu of the benefits under Section

8.2 hereunder and subject to Section 8.7, cash in one lump sum within thirty (30) days after the date of termination equal to the aggregate of the following amounts:
(i)
to the extent not theretofore paid, Employee's Base Salary at the annual rate in effect at the time of termination through the date of termination; and
(ii)
in the case of compensation previously deferred by Employee, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Bank, and any accrued vacation pay not yet paid by the Bank; and
(iii)
all other amounts or benefits owing or accrued to, vested in, or earned by Employee through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Employer; and
(iv)
an amount equal to three (3) times Employee’s Base Salary in effect on the termination date (prior to any reduction giving rise to Good Reason); and
(v)
an amount equal to three (3) times Employee’s Average Annual Bonus (defined below).

In addition, Employee’s outstanding shares of Company Restricted Stock shall be accelerated and vest on the termination date.

The Bank shall have the sole discretion to determine when within the thirty (30) day period following the date of Change in Control such payment shall be made, and Employee shall have no right to designate the taxable year in which such payment shall be made. Under no circumstances will a payment be made under both this Section 9.1 and Section 8.2(v), 8.3(a)(iv), or 8.3(b)(iv).

9.2
Definition of Change in Control. As used herein, the term "Change in Control" shall mean the occurrence of any of the following events: (a) one person or a group acquires stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company or the Bank; (b) during any 12-month period, a person or a group acquires ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank; (c) during any 12-month period, a majority of members of the Company's Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of such board before the date of the appointment or election; or (d) during any 12-month period, one person or a group acquires assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank, as applicable, immediately before such acquisition or acquisitions. Notwithstanding anything herein to the contrary, an event shall not constitute a "Change in Control" unless such event constitutes a "change in control event" as defined under Section 409A and the regulations promulgated thereunder.
9.3
Definition of Average Annual Bonus. As used herein, the term "Average Annual Bonus" shall mean an amount equal to the average of (i) the amount earned under the executive formulaic annual incentive bonus program or any replacement bonus program for executives of the Company, whether paid in restricted stock or cash, and (ii) any discretionary cash bonus amounts received by the Employee, for the two (2) calendar years immediately preceding the year in which the Employee’s employment terminates; provided that if Employee’s employment terminates in December of any calendar year, after the amount of the bonus payments are approved by the Compensation Committee, the amount earned for that calendar year and the prior year shall be used in the calculation.
10.
Notices. Any notice under this Agreement must be in writing and may be given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person. For purposes of notice, the address of Employee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be the last address of the Employee on the records of the Bank. The address of each of the Company and the Bank shall be its principal business address.
11.
Controlling Law. This Agreement shall be governed by the laws of the State of Texas.
12.
Entire Agreement. This Agreement contains the entire agreement of the parties and may only be amended in writing signed by each party; provided, that no amendment to this Agreement shall be effective unless authorized by resolution of the Board of Directors of each of the Company and the Bank or a committee thereof, and signed on behalf of the Company and the Bank by a duly authorized officer of the Company and the Bank other than Employee.
13.
Remedies, Modification and Separability. Employee and the Employer agree that Employee's breach of Sections 5 and 6 of this Agreement will result in irreparable harm to the Employer, that no adequate remedy at law is available, and that the Employer shall be entitled to injunctive relief; however, nothing herein shall prevent the Employer from pursuing any other remedies at law or at equity available to the Employer. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 5 or 6 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of the Employer and Employee and to award injunctive relief, or damages, or both, to which the Employer may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, the Employer and Employee agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.
14.
Preservation of Business; Fiduciary Responsibility. Employee shall use his best efforts to preserve the business and organization of the Employer, to keep available to the Employer the services of its present employees and to preserve the business relations of the Employer with suppliers, distributors, customers and others. Employee shall not commit any act which would injure the Employer. Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his office.
15.
Assignments. This Agreement is personal to Employee and without the prior written consent of the Employer shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by

Employee's legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon the Company and the Bank and their respective successors and assigns. The Employer shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company and/or Bank to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Employee, all of the obligations of the Employer under this Agreement. As used in this Agreement, the term "Bank" shall mean the Bank as hereinbefore defined and the term "Company" shall mean the Company as hereinbefore defined, and in each case, any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.
16.
Waiver of Breach. The waiver by the Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by the Employer of any subsequent breach of Employee.
17.
Revocation of Previous Employment Agreements. Any and all previous employment agreements existing between the Company, the Bank and Employee are revoked and canceled.
18.
Headings. The section headings in this Agreement are for convenience of reference and shall not be used in the interpretation or construction of this Agreement.
19.
Attorney's Fees. In the event the Employer or Employee breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then the breaching or defaulting party agrees to pay the other party the reasonable attorney's fees and costs incurred to enforce this Agreement.
20.
Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature Page Follows]

Employee acknowledges that he has read this Agreement and understands that signing this Agreement is a condition of employment.

IN WITNESS WHEREOF, this Agreement is executed as of the 15th day of October, 2024.

“EMPLOYEE”	“COMPANY”

Prosperity Bancshares, Inc.

/s/ David Zalman	By:	/s/ Charlotte M. Rasche
David Zalman	Name: Charlotte M. Rasche
Title: EVP/General Counsel

“BANK”

Prosperity Bank

	By:	/s/ Charlotte M. Rasche
Name: Charlotte M. Rasche
Title: Senior EVP/General Counsel